Exhibit 5.1

BEIJING BRUSSELS CENTURY CITY HONG KONG LONDON LOS ANGELES NEWPORT BEACH	Times Square Tower 7 Times Square New York, New York 10036 TELEPHONE (212) 326-2000 FACSIMILE (212) 326-2061 www.omm.com	SAN FRANCISCO SHANGHAI SILICON VALLEY SINGAPORE TOKYO WASHINGTON, D.C.

March     , 2011

Momentive Performance Materials Inc.

22 Corporate Woods Blvd.

Albany, NY 12211

Re: Registration of Securities of Momentive Performance Materials Inc.

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-4 (the “Registration Statement”), of Momentive Performance Materials Inc., a Delaware corporation (the “Issuer”), in connection with the Issuer’s offer to exchange up to (i) $635,000,000 aggregate principal amount of the Issuer’s 9.0% Second-Priority Springing Lien Notes due 2021, to be registered under the Securities Act of 1933 (the “Exchange Dollar Notes”), for a like principal amount of the Issuer’s outstanding 9.0% Second-Priority Springing Lien Notes due 2021 (the “Old Dollar Notes”) and (ii) €150,000,000 aggregate principal amount of the Issuer’s 9.5% Second-Priority Springing Lien Notes due 2021, to be registered under the Securities Act of 1933 (the “Exchange Euro Notes”, and together with the Exchange Dollar Notes, the “Exchange Notes”), for a like principal amount of the Issuer’s outstanding 9.5% Second-Priority Springing Lien Notes due 2021 (the “Old Euro Notes”, and together with the Old Dollar Notes, the “Old Notes”), with the Exchange Notes to be guaranteed (the “Guarantees”) by each of the parties listed on Schedule I attached hereto (each a “Guarantor” and collectively, the “Guarantors”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate and limited liability company records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

On the basis of such examination, our reliance upon the assumptions in this

Momentive Performance Materials Inc.

March     , 2011

opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

1.	When issued, executed, delivered and authenticated in accordance with the terms of the Registered Exchange Offer and the Indenture (each as defined in the Registration Rights Agreement dated as of November 5, 2010, among the Issuer, J.P. Morgan Securities LLC, as representative of the several Dollar Note Purchasers (as defined therein), and J.P. Morgan Securities Ltd., as representative of the several Euro Note Purchasers (as defined therein)), the Exchange Notes will be the legally valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law and possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights generally.

2.	When the Exchange Notes have been issued, executed and authenticated in accordance with the terms of the Registered Exchange Offer and the Indenture, the Guarantees of each Guarantor with respect to the Exchange Notes will be the legally valid and binding obligation of such Guarantor, enforceable against such Guarantor, as the case may be, in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law and possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights generally.

The law governed by this opinion is limited to the present federal law of the United States, the present law of the State of New York, and the present General Corporation Law of the State of Delaware. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority or any jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit

Momentive Performance Materials Inc.

March     , 2011

that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Respectfully submitted,

SCHEDULE I

GUARANTORS

Name	State of Incorporation / Organization
Momentive Performance Materials Worldwide Inc.	Delaware
Momentive Performance Materials USA Inc.	Delaware
Momentive Performance Materials Quartz, Inc.	Delaware
MPM Silicones, LLC	New York
Momentive Performance Materials South America Inc.	Delaware
Momentive Performance Materials China SPV Inc.	Delaware
Juniper Bond Holdings I LLC	Delaware
Juniper Bond Holdings II LLC	Delaware
Juniper Bond Holdings III LLC	Delaware
Juniper Bond Holdings IV LLC	Delaware